UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              Home City Financial
      ----------------------------------------------------------------------
                                   Corporation
                                   -----------
                                (Name of Issuer)


                         Common shares, no par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                43706C 10 0
  ----------------------------------------------------------------------------
                              (CUSIP Number)



                              December 31, 2001
   -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x  ]     Rule  13d-1(b)
     [   ]     Rule  13d-1(c)
     [   ]     Rule  13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  No.  43706C  10  0                         13G
            -------------

1     NAME  OF  REPORTING  PERSON
      S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

      Douglas  L.  Ulery

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
                                        (a) [    ]

                                        (b) [    ]

3     SEC  USE  ONLY



4     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

      United  States




NUMBER  OF          5     SOLE  VOTING  POWER
SHARES                    50,408
BENEFICIALLY
OWNED
BY  EACH            6     SHARED  VOTING  POWER
REPORTING                 9,700
PERSON
WITH

                    7     SOLE  DISPOSITIVE  POWER
                          40,981

                    8     SHARED  DISPOSITIVE  POWER
                          9,700

9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

      60,108

10    CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
      7.7%

12    TYPE  OF  REPORTING  PERSON*
      IN

Item  1(a).     Name  of  Issuer:
----------

                Home  City  Financial  Corporation

Item  1(b).     Address  of  Issuer's  Principal  Executive  Offices:
----------

                63  W.  Main  Street
                Springfield,  Ohio  45502

Item  2(a).     Name  of  Persons  Filing:
----------

                Douglas  L.  Ulery

Item  2(b).     Address  of  Principal  Business  Office or, if none, Residence:
----------

                Home  City  Federal  Savings  Bank  of  Springfield
                63  West  Main  Street
                Springfield,  OH  45502

Item  2(c).     Citizenship:
----------

                United  States

Item  2(d).     Title  and  Class  of  Securities:
----------

                Common  shares,  no  par  value

Item  2(e).     CUSIP  Number:
----------
                43706C  10  0

Item  3.        If  this statement is filed pursuant to Rules 13d-1(b),
                or 13d-2(b)
-------
                or  (c),  check  whether  the  person  filing  is  a:

                (a)  [    ]   Broker  or  Dealer  registered
                              under Section 15 of the Act  (15  U.S.C.  78o).

                (b)  [    ]   Bank  as  defined  in  section  3(a)(6) of the
                              Act (15 U.S.C.  78c).

                (c)  [    ]   Insurance  Company  as  defined in section 3(a)
                              (19) of the  Act  (15  U.S.C.  78c).

               (d)   [    ]   Investment  Company  registered under section 8
                              of the Investment  Company  Act  of  1940
                              (15  U.S.C.  80a-8).

               (e)   [    ]   An  investment  adviser  in  accordance  with
                              240.13d-1(b)(1)(ii)(E).

               (f)   [    ]   An  employee  benefit  plan  or  endowment
                              fund  in accordance  with   240.13d-1(b)(1)
                              (ii)(F).

               (g)   [    ]   A  parent  holding  company  or  control
                              person  in accordance  with   240.13d-1(b)
                              (1)(ii)(G).

               (h)   [    ]    A  savings  association as defined in Section
                               13(b) of the  Federal  Deposit  Insurance  Act
                               (12  U.S.C.  1813).

               (i)   [    ]    A  church plan that is excluded from the
                               definition of an  investment  company  under
                               Section 3(c)(14) of the Investment
                               Company Act of 1940  (15  U.S.C.  80a-3).

               (j)   [    ]    A  group, in accordance with   240.13d-1(b)
                               (1)(ii)(J).


Item  4.       Ownership
-------

               (a)      Amount  Beneficially  Owned:

                        60,108

               (b)      Percent  of  Class:

                        7.7%

               (c)     Number  of  shares  as  to  which  such  person  has:

                       (i)     sole  power  to  vote  or  to  direct  the  vote:
                               50,408

                       (ii)    shared  power  to  vote  or  to  direct
                               the  vote:
                               9,700

                       (iii) sole power to dispose or to direct the disposition of:
                               40,981

                       (iv) shared power to dispose or to direct the disposition of:
                               9,700

Item  5.               Ownership  of  Five Percent or Less of a Class:
------

                       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item  6.               Ownership  of More Than Five Percent on Behalf of Another
-------                Person:

                       Inapplicable

Item  7.               Identification and Classification of the Subsidiary Which
------- Acquired the Security Being Reported on by the Parent Holding Company:

                       Inapplicable

Item 8.                Identification and Classification of Members of
                       the Group:
------

                       Inapplicable

Item  9.               Notice  of  Dissolution  of  Group:
-------

                       Inapplicable


Item  10.              Certification:
--------

                       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  02/04/02                                /s/  Douglas  L.  Ulery
       --------                                -----------------------
                                                    Douglas  L.  Ulery